EXHIBIT 16.1

March 5, 2021

United States Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, N.E.

Washington, D.C.  20549

Ladies and Gentlemen:

We have read the statements included in the Form 8-K dated March 5, 2021, of  Sonasoft Corporation. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to agree or disagree with the other statements made by the Company in the Form 8-K.

Sincerely,

/s/ Thayer O’Neal Company, LLC

Thayer O’Neal Company, LLC

Sugar Land, Texas